As filed with the Securities and Exchange Commission on_____________
                         Registration No. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     VASCO DATA SECURITY INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

          1901 SOUTH MEYERS ROAD, SUITE 210, OAKBROOK TERRACE, IL 60181
                                 (630) 932-8844
                    (Address of principal executive offices)

        DELAWARE                                       36-416320
(State or other jurisdiction of                    (I.R.S. employer
incorporation or organization)                   identification number)

                                 --------------

                                 T. Kendall Hunt
                      Chairman and Chief Executive Officer
                     VASCO Data Security International, Inc.
                        1901 South Meyers Road, Suite 210
                            Oakbrook, Illinois 60181
                                 (630) 932-8844
            (Name, address, including zip code and telephone number,
                    including area code of agent for service)

                                   COPIES TO:
                             Robert B. Murphy, Esq.
                           Enger McCartney-Smith, Esq.
                               Pepper Hamilton LLP
                               600 14th Street, NW
                           Washington, D.C. 20005-2004
                                 (202) 220-1200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF      AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING           AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED (1)          SHARE(2)                PRICE            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
  Common Stock, par value
      $0.001 per share          7,500,000              $2.89               $21,675,000             $1753.51
===================================================================================================================


(1) Pursuant to Rule 416 under the Securities Act, as amended, this registration statement also covers such additional number of shares of common stock as may become issuable under any stock split, stock dividend or similar transaction.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices reported for such shares of common stock, as reported on the Nasdaq SmallCap Market on September 11, 2003.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND ALSO RELATES TO (I) UP TO 6,418,595 OPTIONS TO PURCHASE COMMON STOCK AND UP TO 6,418,595 SHARES OF COMMON STOCK UNDERLYING SUCH OPTIONS AND (II) UP TO 1,056,922 WARRANTS TO PURCHASE COMMON STOCK AND UP TO 1,056,922 SHARES OF COMMON STOCK UNDERLYING SUCH WARRANTS, WHICH OPTIONS, WARRANTS AND SHARES OF COMMON STOCK WERE REGISTERED UNDER A REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-35563) PREVIOUSLY FILED WITH THE SEC AND DECLARED EFFECTIVE, AND WHICH REGISTRATION STATEMENT, PURSUANT TO RULE 416, ALSO COVERED SUCH INDETERMINATE NUMBER OF SHARES OF COMMON STOCK AS MAY BE ISSUABLE UPON THE EXERCISE OF THE OPTIONS AND/OR WARRANTS PURSUANT TO ANTI-DILUTION PROVISIONS. THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT NO. 333-35563, WHICH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT. THIS REGISTRATION STATEMENT COVERS THE RESALE OF THE MAXIMUM NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE PURSUANT TO THE CONVERSION TERMS OF OUR SERIES C PREFERRED STOCK, 1,239,474 SHARES OF COMMON STOCK UNDERLYING OTHER OUTSTANDING WARRANTS, AND 322,565 SHARES OF RESTRICTED COMMON STOCK ISSUED IN CONNECTION WITH CERTAIN ACQUISITIONS, INCLUDING SUCH INDETERMINATE NUMBER OF SHARES OF COMMON STOCK AS MAY BE ISSUABLE PURSUANT TO THE ANTI-DILUTION PROVISIONS OF SUCH SECURITIES. UPON THE EFFECTIVENESS OF SUCH POST-EFFECTIVE AMENDMENT AND THIS REGISTRATION STATEMENT, THIS REGISTRATION STATEMENT WILL RELATE TO AN AGGREGATE OF 6,418,595 OPTIONS AND 1,056,922 WARRANTS TO PURCHASE COMMON STOCK AND 14,578,659 SHARES OF COMMON STOCK. THE FILING FEE ASSOCIATED WITH 6,418,595 OPTIONS, 1,056,922 WARRANTS AND THE 7,475,517 SHARES OF COMMON STOCK UNDERLYING SUCH OPTIONS AND WARRANTS UNDER REGISTRATION STATEMENT NO. 333-35563 WAS PAID AT THE TIME OF FILING OF THAT REGISTRATION STATEMENT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                     VASCO DATA SECURITY INTERNATIONAL, INC.

                                  Common Stock

This Prospectus relates to the sale by the selling shareholders, listed on pages 13-14, from time to time, of up to 7,500,000 shares of common stock, $0.001 par value per share, of VASCO Data Security International, Inc. including 2,000,000 shares of common stock currently held by the selling shareholders, 4,000,000 shares of common stock issuable upon the conversion of outstanding shares of Series D 5% Cumulative Convertible Voting Preferred Stock held by the selling shareholders at a conversion price of $2.00 per share of common stock, 600,000 shares of common stock issuable upon the exercise of outstanding warrants held by the selling shareholders to purchase shares of common stock at a per share exercise price of $3.47 and 900,000 shares of common stock issuable to the selling shareholders by us as dividends on the Series D preferred shares. The issuance of the shares upon exercise of the warrants is not covered by this Prospectus, but rather only the sale of such shares by the selling shareholders. See "Selling Shareholders."

No underwriter is being used in connection with this offering of our common stock. The selling shareholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. The selling shareholders and any broker-dealer executing selling orders on their behalf may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act") in which event commissions received by such broker-dealer may be deemed to be underwriting commissions under the Securities Act. We will not receive any direct proceeds from the sale of shares, but will receive proceeds related to the exercise of the warrants held by the selling shareholders; provided that there is no assurance that any of the warrants will be exercised, and therefore there are no assurances that we will receive any proceeds hereunder.

The price of the common stock being offered under this Prospectus will be determined by the prevailing market price for our common stock or in negotiated transactions. Our common stock is traded on the Nasdaq Small Cap Market under the symbol VDSI. On September 11, 2003, the closing price of one share of our common stock was $2.93.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
       CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is September ___, 2003.

                           TABLE OF CONTENTS


                                                               Page
                                                               ----
Summary........................................................  6

Recent Developments............................................  6

Risk Factors...................................................  7

Forward-Looking Statements..................................... 12

Use of Proceeds................................................ 12

Selling Shareholders........................................... 13

Plan of Distribution........................................... 14

Legal Matters.................................................. 15

Experts........................................................ 15

Where You Can Find More Information............................ 16



VASCO, VACMAN and Digipass are registered trademarks in the United States. In addition, VACMAN Optimum is a registered trademark in the Benelux countries.

                                     SUMMARY

This Summary highlights some information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully including the section entitled "Risk Factors" before deciding to invest in our common stock.

OUR COMPANY

We design, develop, market and support patented "Identity Authentication" products for e-business and e-commerce. Our products enable secure financial transactions to be made over private enterprise networks and public networks, such as the Internet. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. The Digipass devices, most of which incorporate an electronic digital signature capability, guarantee the integrity of electronic transactions and data transmissions. For user access control, VASCO's VACMAN Server products limit application access to designated Digipass users. Digipass and VACMAN combine to provide greater flexibility and a more affordable means than competing products of authenticating to any network, including the Internet.

VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use. As a result, when compared to fixed passwords, it substantially reduces the risk of unauthorized access to the application.

Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators. We currently have approximately 1,250 customers in more than 60 countries. Representative customers of our products include Rabobank Nederland, ABN AMRO Bank, Eterra Norway, ING Bank, DaimlerChrysler, Fortis Bank, Telindus, CoStar Group, and the U.S. Government.

Our principal executive offices are located at 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 and the telephone number at that address is (630) 932-8844. Our principal offices in Europe are located at Koningin Astridlaan 164, B-1780 Wemmel Belgium and the telephone number at that address is 32-2-456-98-10. We maintain a website at www.vasco.com. The information contained on our website does not constitute part of this prospectus.

                               RECENT DEVELOPMENTS

Financial Results. For the six and three months ended June 30 and March 31, 2003, respectively, we reported net income of $1,202,000 and $481,000 on net revenues from continuing operations of $11,071,000 and $5,118,000. Revenues for the first quarter have been adjusted to exclude the net revenues from the VACMAN Enterprise business, which was sold in July 2003 as noted below, and reported as a discontinued operation in the second quarter of 2003. This represents the first consecutive quarters of net income since we became a public company in 1997. In addition, we were able to add 160 new customers in the second quarter of 2003 and for the first six months of 2003, we have added a total of 330 new customers.

Series C Preferred Stock. On July 15, 2003, the Company reached an agreement with Ubizen N.V., a Belgian Internet securities firm, whereby VASCO repurchased and redeemed all of the VASCO Series C Convertible Preferred Stock and Common Stock Purchase Warrants owned by Ubizen.

Under the terms of the Purchase Agreement, VASCO paid Ubizen $3,000,000 and issued 2,000,000 shares of VASCO Common Stock on July 25, 2003, and agreed to pay Ubizen an additional $1,000,000 on or before November 14, 2003. The Common Stock issued by VASCO will be subject to a lock-up period wherein the lock-up will expire in increments of 500,000 shares each on October 15, 2003, January 15, 2004, April 15, 2004 and July 15, 2004. Upon the expiration of each incremental lock-up, the released shares will be subject to volume trading restrictions through January 1, 2005.

The Series C Convertible Preferred Stock along with warrants to purchase 1,269,474 shares of VASCO Common Stock were originally sold to Ubizen for $15,000,000 in July 2000. The Series C Convertible Preferred Stock was subject to a mandatory redemption feature that would have been effective in July 2004. At the mandatory redemption date, VASCO was obligated to either redeem the Preferred Stock for $15,000,000 in cash or issue an equivalent value in VASCO Common Stock at a per share price that was calculated to be equal to the average trading price of VASCO's Common Stock for the 30 trading dates prior to the redemption date less five (5) percent.

Sale of VACMAN Enterprise. In July 2003, we also announced the sale of our VACMAN Enterprise business unit, originally known as IntelliSoft and/or SnareWorks, to SecureD Services, Inc., a newly-organized security consulting and managed security services company. Under the terms of the Agreement, we received a senior secured promissory note of approximately $1,100,000 and $2,000,000 of Convertible Preferred Stock from SecureD Services. The promissory note bears a six percent (6%) interest rate and will be payable in thirty-six (36) equal and consecutive monthly payments. The SecureD Services Preferred Stock includes a six percent (6%) cumulative stock dividend, payable quarterly, and can be converted into SecureD Services Inc. common stock at defined intervals beginning July 1, 2005. The Company is in the process of receiving an independent valuation of the fair value of the consideration received from the sale. T. Kendall Hunt, our Chairman and CEO, is one of the founders and organizers of SecureD Services, Inc.

Series D Preferred Stock and Warrants. On September 11, 2003, we completed a private placement of 800 shares of our Series D 5% Cumulative Convertible Voting Preferred Stock with several investors including all of the selling shareholders other than Ubizen N.V. The Series D preferred stock is convertible, at the option of its holders, into shares of our common stock at a per share conversion price of $2.00. Holders of the Series D preferred stock are entitled to the payment of cumulative dividends quarterly, at the rate of five percent (5%), either in cash or in shares of our common stock, in our discretion. Simultaneously with the issuance of the Series D preferred stock, each of the holders thereof also purchased warrants to purchase a number of shares of our common stock equal to fifteen percent (15%) of the number of shares of common stock that such holder's Series D preferred stock is convertible into. The exercise price of the warrants is $3.47 per share of common stock and the warrants may be exercised at any time, at the option of the holders, until September 11, 2008. We received a total purchase price for all shares of Series D preferred stock and warrants equal to $8,006,000.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAD A HISTORY OF OPERATING LOSSES AND HAVE A LARGE ACCUMULATED DEFICIT.

Although we have reported net income of $1,202,000 and $721,000 for the six and three months ended June 30, 2003, respectively, we have incurred net losses of $4,538,995, $12,033,970 and $4,161,772 for the years ended December 31, 2002,
2001 and 2000, respectively, and as of June 30, 2003, our accumulated deficit is $41,405,905.

WE FACE SIGNIFICANT COMPETITION AND IF WE LOSE OR FAIL TO GAIN MARKET SHARE OUR FINANCIAL RESULTS WILL SUFFER.

The market for computer and network security products is highly competitive. Our competitors include organizations that provide computer and network security products based upon approaches similar to and different from those that we employ such as RSA Security Inc., ActivCard, Rainbow Technologies, and Aladdin Knowledge Systems. Many of our competitors have significantly greater financial, marketing, technical and other competitive resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products.

TECHNOLOGICAL CHANGES OCCUR RAPIDLY IN OUR INDUSTRY AND OUR DEVELOPMENT OF NEW PRODUCTS IS CRITICAL TO MAINTAIN OUR REVENUES.

The introduction by our competitors of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Our future revenue growth and operating profit will depend in part upon our ability to enhance our current products and develop innovative products to distinguish ourselves from the competition and to meet customers' changing needs in the data security industry. We cannot assure you that security-related product developments and technology innovations by others will not adversely affect our competitive position or that we will be able to successfully anticipate or adapt to changing technology, industry standards or customer requirements on a timely basis.

THE SALES CYCLE FOR OUR PRODUCTS AND TECHNOLOGY IS LONG, AND WE MAY INCUR SUBSTANTIAL EXPENSES FOR SALES THAT DO NOT OCCUR WHEN ANTICIPATED.

The sales cycle for our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically lengthy and subject to a number of significant risks over which we have little control. If revenue falls significantly below anticipated levels, our business would be seriously harmed.

A typical sales cycle is often three to six months and with larger banking transactions up to eighteen months. Purchasing decisions for our products and systems may be subject to delay due to many factors which are not within our control, such as:

         o the time required for a prospective customer to recognize the need for our products;
         o the significant expense of many data security products and network systems;
         o  customers' internal budgeting processes; and
         o internal procedures customers may require for the approval of large purchases.

WE HAVE A SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMERS AND LOSING ANY OF THESE CUSTOMERS COULD RESULT IN A SIGNIFICANT LOSS IN REVENUES.

If we don't find other customers who generate significant future revenues, the unforeseen loss of one or more of our major customers, or the inability to maintain reasonable profit margins on sales to any of these customers, would have a material adverse effect on our results of operations and financial condition.

OUR SUCCESS DEPENDS ON ESTABLISHING AND MAINTAINING STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES TO DEVELOP, MARKET AND DISTRIBUTE OUR TECHNOLOGY AND PRODUCTS AND, IN SOME CASES, TO INCORPORATE OUR TECHNOLOGY INTO THEIR PRODUCTS.

Part of our business strategy is to enter into strategic alliances and other cooperative arrangements with other companies in our industry. We currently are involved in cooperative efforts with respect to incorporation of our products into products of others, research and development efforts, marketing efforts and reseller arrangements. None of these relationships are exclusive, and some of our strategic partners also have cooperative relationships with certain of our competitors. If we are unable to enter cooperative arrangements in the future or if we lose any of our current strategic or cooperative relationships, our business could be harmed. We do not control the time and resources devoted to such activities by parties with whom we have relationships. In addition, we may not have the resources available to satisfy our commitments, which may adversely affect these relationships. These relationships may not continue, may not be commercially successful, or may require our expenditure of significant financial, personnel and administrative resources from time to time. Further, certain of our products and services compete with the products and services of our strategic partners.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND OUR FAILURE TO OBTAIN CAPITAL WOULD INTERFERE WITH OUR GROWTH STRATEGY.

Our ability to obtain financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, defer our product development activities, or delay the introduction of new products.

WE MUST CONTNIUE TO ATTRACT AND RETAIN HIGHLY SKILLED TECHNICAL PERSONNEL FOR OUR RESEARCH AND DEVELOPMENT DEPARTMENT.

The market for highly skilled technicians in Europe, Asia, Australia and the United States is highly competitive. If we fail to attract, train, assimilate and retain qualified technical personnel for our research and development department, we will experience delays in introductions of new or modified products, loss of clients and market share and a reduction in revenues.

WE FACE A NUMBER OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS, ANY OR ALL OF WHICH COULD RESULT IN A DISRUPTION IN OUR BUSINESS AND A DECREASE IN OUR REVENUES.

Our business internationally is subject to a number of risks any or all of which could result in a disruption in our business and a decrease in our revenues. These include:

      o inconsistent regulations and unexpected changes in regulatory requirements;
      o difficulties and costs of staffing and managing international operations;

      o   potentially adverse tax consequences;
      o   wage and price controls;
      o   uncertain protection for intellectual property rights;
      o   imposition of trade barriers;
      o   differing technology standards;
      o   uncertain demand for electronic commerce;
      o   linguistic and cultural differences;
      o   political instability; and
      o   social unrest.


WE ARE SUBJECT TO FOREIGN EXCHANGE RISKS, AND IMPROPER MANAGEMENT OF THAT RISK COULD RESULT IN LARGE CASH LOSSES.

Because a significant number of our principal customers are located outside the United States, we expect that international sales will continue to generate a significant portion of our total revenue. We are subject to foreign exchange risks because the majority of our costs are denominated in U.S. dollars, whereas a significant portion of the sales and expenses of our European operating subsidiaries are denominated in various foreign currencies. A decrease in the value of any of these foreign currencies relative to the U.S. dollar could affect the profitability in U.S. dollars of our products sold in these markets. We do not currently hold forward exchange contracts or other hedging instruments to exchange foreign currencies for U.S. dollars to offset currency rate fluctuations.

WE HAVE A GREAT DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS AND THE LOSS OF THEIR MANUFACTURING CAPABILITY COULD MATERIALLY IMPACT OUR OPERATIONS.

In the event that the supply of components or finished products is interrupted or relations with either of our principal vendors is terminated, there could be a considerable delay in finding suitable replacement sources to manufacture our products at the same cost or at all. The majority of our products are manufactured by two independent vendors, one headquartered in Europe and the other in Hong Kong. Our security tokens are assembled at facilities in mainland China. The importation of these products from China exposes us to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China or developments in the United States that are adverse to trade, including enactment of protectionist legislation.

WE DEPEND SIGNIFICANTLY UPON OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY AND THE FAILURE TO PROTECT OUR PROPRIETARY RIGHTS COULD REQUIRE US TO REDESIGN OUR PRODUCTS OR REQUIRE US TO ENTER INTO ROYALTY OR LICENSING AGREEMENTS, ANY OF WHICH COULD REDUCE REVENUE AND INCREASE OUR OPERATING COSTS.

We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection, and generally enter into confidentiality and nondisclosure agreements with our employees and with key vendors and suppliers.

There has been substantial litigation in the technology industry regarding intellectual property rights, and we may have to litigate to protect our proprietary technology. We expect that companies in the computer and information security market will increasingly be subject to infringement claims as the number of products and competitors increases. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could reduce revenue and increase our operating costs.

OUR PATENTS MAY NOT PROVIDE US WITH COMPETITIVE ADVANTAGES.

We hold several patents in the United States and a corresponding patent in some European countries, which cover multiple aspects of our technology. The U.S. patents expire between 2003 and 2010 and the patent in those European countries expires in 2008. There can be no assurance that we will continue to develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that patents of others will not hinder our competitive advantage.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

A malfunction of or design defect in our products which results in a breach of a customer's data security could result in tort or warranty claims against us. We do not presently maintain product liability insurance for these types of claims.

THERE IS SIGNIFICANT GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS AND TO THE EXTENT WE CANNOT MEET THE REQUIREMENTS OF THE REGULATIONS WE MAY BE PROHIBITED FROM EXPORTING SOME OF OUR PRODUCTS WHICH COULD NEGATIVELY IMPACT OUR REVENUES.

Our international sales and operations are subject to risks such as the imposition of government controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. If we become unable to obtain foreign regulatory approvals on a timely basis our business in those countries would no longer exist and our revenues would decrease dramatically. Certain of our products are subject to export controls under U.S. law. The list of products and countries for which export approval is required, and the regulatory policies with respect thereto may be revised from time to time and our inability to obtain required approvals under these regulations could materially adversely affect our ability to make international sales.

WE EMPLOY CRYPTOGRAPHIC TECHNOLOGY IN OUR AUTHENTICATION PRODUCTS THAT USES COMPLEX MATHEMATICAL FORMULATIONS TO ESTABLISH NETWORK SECURITY SYSTEMS.

Many of our products are based on cryptographic technology. With cryptographic technology, a user is given a key which is required to encrypt and decode messages. The security afforded by this technology depends on the integrity of a user's key and in part on the application of algorithms, which are advanced mathematical factoring equations. These codes may eventually be broken or become subject to government regulation regarding their use, which would render our technology and products less effective. The occurrence of any one of the following could result in a decline in demand for our technology and products:

      o any significant advance in techniques for attacking cryptographic systems, including the development of an easy factoring method or faster, more powerful computers;
      o publicity of the successful decoding of cryptographic messages or the misappropriation of keys; and
      o increased government regulation limiting the use, scope or strength of cryptography.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

We may make investments in complementary companies, products or technologies. Should we do so, our failure to successfully manage future acquisitions could seriously harm our operating results. In the event of any future purchases, we will face additional financial and operational risks, including:

      o difficulty in assimilating the operations, technology and personnel of acquired companies;
      o disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our existing business;
      o difficulty in retaining key technical and managerial personnel from acquired companies;
      o dilution of our stockholders, if we issue equity to fund these transactions;
      o   assumption of operating losses, increased expenses and liabilities;
          and
      o our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

WE EXPERIENCE VARIATIONS IN QUARTERLY OPERATING RESULTS AND ARE SUBJECT TO SEASONALITY, BOTH OF WHICH MAY RESULT IN A VOLATILE STOCK PRICE.

In the future, as in the past, our quarterly operating results may vary significantly resulting in a volatile stock price. Factors affecting our operating results include:

      o   the level of competition;
      o   the size, timing, cancellation or rescheduling of significant orders;
      o   new product announcements or introductions by current competitors;

      o technological changes in the market for data security products including the adoption of new technologies and standards;
      o   changes in pricing by current competitors;
      o our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;
      o   component costs and availability;
      o   our success in expanding our sales and marketing programs;
      o   market acceptance of new products and product enhancements;
      o   changes in foreign currency exchange rates; and
      o   general economic trends.

A SMALL GROUP OF PERSONS CONTROL A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND COULD DELAY OR PREVENT A CHANGE OF CONTROL.

Our board of directors, our officers and their immediate families and related entities beneficially own approximately 36%, with Mr. T. Kendall Hunt controlling approximately 33%, of the outstanding shares of our common stock not including the shares being registered hereunder that are issuable (a) upon conversion of our Series D preferred stock, (b) upon exercise of warrants purchased in conjunction with the Series D preferred stock or (c) as dividends upon the Series D preferred stock. If the foregoing categories of shares are included as outstanding shares, the beneficial ownership percentages are 30% and 28%, respectively. As the chairman of the board of directors and our largest stockholder, Mr. Hunt may exercise substantial control over our future direction and operation and such concentration of control may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE ACCEPTABLE PRICES.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

      o   actual or anticipated fluctuations in our operating results;
      o   changes in market valuations of other technology companies;
      o announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
      o   additions or departures of key personnel;
      o   future sales of common stock;
      o any deviations in net revenues or in losses from levels expected by the investment community; and
      o   trading volume fluctuations.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS.

We have not paid any dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future.

CERTAIN PROVISIONS OF OUR CHARTER AND OF DELAWARE LAW MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT.

Our corporate charter and Delaware law contain provisions, such as a class of authorized but unissued preferred stock which may be issued by our Board without stockholder approval, that might enable our management to resist a takeover of our company. Delaware law also limits business combinations with interested stockholders. These provisions might discourage, delay or prevent a change in our control or a change in our management. These provisions could also discourage proxy contests, and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

FUTURE ISSUANCES OF BLANK CHECK PREFERRED STOCK MAY REDUCE VOTING POWER OF COMMON STOCK AND MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL.

Our corporate charter authorizes the issuance of up to 500,000 shares of preferred stock with such designations, rights, powers and preferences as may be determined from time to time by our board of directors. The board of directors is empowered, without further stockholder approval, to issue up to 500,000 shares of preferred stock with such dividend, liquidation, conversion, voting or other rights, powers and preferences as may be determined from time to time by the board of directors. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock. In addition, the authorized shares of preferred stock and common stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

U.S. INVESTORS MAY HAVE DIFFICULTIES IN MAKING CLAIMS FOR ANY BREACH OF THEIR RIGHTS AS HOLDERS OF SHARES BECAUSE SOME OF OUR ASSETS AND EXECUTIVES ARE NOT LOCATED IN THE UNITED STATES.

Several of our executives are residents of Belgium, and a substantial portion of our assets and those of some of our executives are located in Belgium. As a result, it may not be possible for investors to effect service of process on those persons located in Belgium, or to enforce judgments against some of our executives based upon the securities or other laws of jurisdictions other than Belgium. Moreover, we believe that under Belgian law there exist certain restrictions on the enforceability in Belgium in original actions, or in actions of enforcement of judgments rendered against us in courts outside jurisdictions that are a party to the Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters (as amended). Actions for enforcement of such judgments may be successful only if the Belgian court confirms the substantive correctness of the judgment of such court, and is satisfied:

      o that the judgment is not contrary to the principles of public policy in Belgium or rules of Belgian public law;
      o   that the judgment did not violate the rights of the defendant;
      o   that the judgment is final under applicable law;
      o that the court did not accept its jurisdiction solely on the basis of the nationality of the plaintiff; and
      o   as to the authenticity of the text of the judgment submitted to it.

Judgments rendered in the courts of parties to the Brussels Convention will be enforceable by the courts of Belgium without reexamination of the merits of the case provided such judgment is final and otherwise satisfies all of the conditions provided for in this Convention. If proceedings have been brought in one country, however, new proceedings in another country may be barred.

                           FORWARD-LOOKING STATEMENTS

Some of the statements contained in, and that are or will be incorporated by reference in, this Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, discussions of future expectations, projections of results of operation or financial condition and statements with respect to other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as "may," "will," "expect," "anticipate," "believe", "intend", "estimate," "continue" or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results of operation or financial condition to differ materially from those contemplated by the statements. Factors that might cause a difference between future projections and actual results include those discussed in the section titled "Risk Factors" beginning on page 7. Any forward-looking statements and other information contained in this Prospectus is current only as of its date, regardless of the time of delivery of this Prospectus or of any sale of the Shares. Therefore, the information, and any forward-looking statements based on such information, are subject to change. You should read carefully the entire Prospectus, as well as the documents incorporated by reference in the Prospectus, in order to assess the merits of any forward-looking statements and to make an informed investment decision. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this Prospectus will in fact occur.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares of our Common Stock by the Selling Shareholders. If the Warrants held by the Selling Shareholders are exercised for cash, we intend to use the net proceeds generated by such Warrant exercise for working capital and general corporate purposes in the ordinary course of business. Temporarily, we may invest the net proceeds from the exercise of the Warrants, if any, in high grade short-term interest bearing investments.

                              SELLING SHAREHOLDERS

The number of shares beneficially owned by the selling security holders is determined under rules promulgated by the SEC. In particular, no holder of Series D preferred stock or warrants issued in connection with the Series D preferred stock financing is entitled to convert any shares of Series D preferred stock into, or exercise any such warrants for, common stock, or dispose of any shares of Series D preferred stock or any portion of any such warrants, to the extent that such right to effect such conversion, exercise or disposition would result in the holder or any of its affiliates together beneficially owning more than (a) 4.95% of the outstanding shares of common stock or (b) 19.99% of the outstanding shares of common stock. Therefore, while included in the number of shares offered in the table below, shares which the selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned by our stockholder. Similarly, shares of common stock acquirable upon exercise of warrants that are not exercisable within 60 days of _____________, 2003 are included in the shares being offered, but not considered to be beneficially owned pursuant to the rules promulgated by the SEC. As a result, the number of shares that the holders of Series D preferred stock may sell pursuant to this prospectus may exceed the number of shares of common stock they would otherwise be deemed to beneficially own as determined pursuant to Section 13(d) of the Exchange Act.

The table below sets forth the beneficial ownership of our common stock by the selling shareholders as of September 11, 2003. Beneficial ownership includes shares of outstanding common stock as of September 11, 2003, and shares of common stock that a selling shareholder has the right to acquire within 60 days of this Prospectus. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over the shares owned by them.

Except as indicated above, the number of shares that may be actually sold by any selling shareholder will be determined by the selling shareholder. Because the selling shareholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this Prospectus is not currently being underwritten, no estimate can be given as to the number of or percentage of total shares of common stock that will be held by the selling shareholders upon termination of the offering.


                                                      Total Common
                                                       Stock Owned         Number of Shares      Common Stock
                                                        Before the          of Common Stock      Owned After
Name                                                     Offering            to be Offered       the Offering

Ubizen N.V.                                           2,000,000              2,000,000
AIG DKR SoundShore Strategic Holding Fund Ltd.           57,500(1)              57,500(1)
BayStar Capital II, L.P.                                690,000(2)(11)         690,000(2)
Cranshire Capital, L.P.                                 172,500(3)             172,500(3)
Crestview Capital Fund II, LP                           460,000(4)             460,000(4)
E*Capital Corporation                                   172,500(3)             172,500(3)
Gryphon Master Fund LP                                  172,500(3)             172,500(3)
J R Squared, LLC                                        460,000(4)             460,000(4)
JAS Securities, LLC                                      86,250(5)              86,250(5)
JMB Capital Partners, L.P.                              460,000(4)             460,000(4)
Langley Partners, LP                                    460,000(4)             460,000(4)
Omicron Master Trust                                    287,500(6)             287,500(6)
OTAPE Investments LLC                                   143,750(7)             143,750(7)
Platinum Partners Value Arbitrage Fund LP                57,500(1)              57,500(1)
Redwood Partners II, LLC                                115,000(8)             115,000(8)
SDS Merchant Fund, LP                                   690,000(2)(12)         690,000(2)
TCMP3 Partners                                           46,000(9)              46,000(9)
Truk Opportunity Fund, LLC                               23,000(10)             23,000(10)
Tuva Financial                                           46,000(9)              46,000(9)

Totals

1. 50,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     7,500 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

2. 600,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     90,000 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

3. 150,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     22,500 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

4. 400,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     60,000 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

5. 75,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     11,250 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

6. 250,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     37,500 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

7. 125,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     18,750 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

8. 100,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     15,000 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

9. 40,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     6,000 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

10. 20,000 of these shares are issuable upon conversion of the Series D preferred stock at a conversion price of $2.00 per share.
     3,000 of these shares are issuable upon exercise of warrants at a price of $3.47 per share. These warrants expire on September 11, 2008.

11. BayStar Capital Management, LLC, a Delaware limited liability company, is the general partner of BayStar Capital II, LP, and has the sole voting and investment power with respect to the shares of our common stock that BayStar Capital II, LP is offering in this prospectus. By reason of such relationship, BayStar Capital Management, LLC may be deemed beneficial owner of these shares. However, BayStar Capital Management, LLC disclaims such beneficial ownership of these shares. There are three independent managing members of BayStar Capital Management, LLC. Accordingly, no person or "group" (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls BayStar Capital Management, LLC.

12. SDS Capital Partners, LLC, a Delaware limited liability company, is the general partner of SDS Merchant Fund, LP, and has the sole voting and investment power with respect to the shares of our common stock that SDS Merchant Fund, LP is offering in this prospectus. By reason of such relationship, SDS Capital Partners, LLC may be deemed beneficial owner of these shares. However, SDS Capital Partners, LLC disclaims such beneficial ownership of these shares. Steve Derby is the managing member of SDS Capital Partners, LLC. Mr. Derby disclaims beneficial ownership of the shares of our common stock owned by SDS Merchant Fund, LP.

                              PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling shareholders identified on pages 13-14 of this Prospectus. The shares being registered are owned or, with respect to some of the selling shareholders, may be acquired by the selling shareholders (a) upon exercise of warrants to purchase common stock, (b) upon conversion of our Series D preferred stock into shares of common stock or (c) as dividends paid by us on the preferred stock. The selling shareholders, as used in this Prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling shareholders after the date of this Prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered by this Prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

      o in ordinary broker's transactions on the Nasdaq Small Cap Market or any national securities exchange on which our common sStock may be listed at the time of sale;
      o   in the over-the-counter market;
      o   in private transactions other than in the over-the-counter market;
      o in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;
      o   by pledge to secure debts and other obligations;
      o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
      o in a combination of any of the above transactions or by any other legally available means.

The selling shareholders may sell their shares of our common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may, but need not, use broker-dealers to sell their shares of our common stock. If broker-dealers are used, such broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares of our common stock for whom they acted as agents. This compensation may exceed customary commissions.

The selling shareholders also may resell all or a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such selling shareholders meet the criteria and conform to the requirements of that rule. The selling shareholders and the broker-dealers to or through whom sale of the shares of our common stock may be made could be deemed to be "underwriters" within the meaning of Section 2(a)(11) of Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

The selling shareholders have not advised us of any specific plans for the distribution of the shares of our common stock covered by this Prospectus. When and if we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this Prospectus, a Prospectus supplement or post-effective amendment to the registration statement will be filed with the SEC. This supplement or amendment will include the following information:

      o   the name of the participating broker-dealer(s) or underwriters;
      o   the number of shares involved;
      o the price or prices at which the shares were sold by the selling shareholder;
      o the commissions paid or discounts or concessions allowed by the selling shareholder to the broker-dealers or underwriters; and
      o   other material information.

Under agreements which may be entered into by the selling security holders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling security holders against certain liabilities, including liabilities under the Securities Act. We have also agreed to indemnify, in certain circumstances, the selling security holders and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The selling security holders have agreed to indemnify us in certain circumstances, as well as certain related persons, against certain liabilities, including liabilities under the Securities Act.

We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers or otherwise in connection with any sale of the shares will be paid by the selling shareholders or other party selling the shares.

                                  LEGAL MATTERS

The validity of the shares of common stock offered was passed upon for us by Pepper Hamilton LLP.

                                     EXPERTS

Our consolidated financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2002, have been audited by KPMG LLP, independent accountants, as set forth in their report thereon (the "KPMG Report") included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the KPMG Report upon the authority of KPMG LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this Prospectus. You should be aware that this Prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about us and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information we have filed with the SEC, as described in the preceding paragraph. Statements contained in this Prospectus concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

      o our annual report on Form 10-K for the fiscal year ended December 31, 2002;

      o our quarterly reports on Form 10-Q for the quarters ending March 31 and June 30, 2003; and

      o the description of our Common Stock which is contained in our registration statement on Form S-4 (SEC File No. 333-35563) filed under the Exchange Act, including any amendment or reports filed for the purpose of updating this description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Corporate Secretary, (630) 932-8844.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SECURITYHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     VASCO DATA SECURITY INTERNATIONAL, INC.

                 _____________________________________________

                                   PROSPECTUS

                 _____________________________________________

                                7,500,000 SHARES

                                  COMMON STOCK

                              ______________, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
  Registration fee                              $  1,753.51
Printing expenses                                    800.00

Legal fees and expenses                           15,000.00
Accounting fees and expenses                       4,000.00
Miscellaneous expenses                               500.00
                                                -----------
   Total                                        $ 22,053.51
                                                -----------


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification is permitted only for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification for expenses where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article V of the Bylaws of Registrant provides that Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the written request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of Article V of such Bylaws, the Registrant shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

ITEM 16. EXHIBITS

-------------------------------------------------------------------------------
EXHIBIT NO.       DESCRIPTION
-------------------------------------------------------------------------------
3.1 (1)           Certificate of Incorporation
-------------------------------------------------------------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (File No. 333-35563) filed on September 12, 1997

3.2 (1)           Bylaws, as amended
-------------------------------------------------------------------------------
3.3               Certificate of Designations, Rights and Preferences of the
                  Series D Preferred Stock (to be filed by amendment).
-------------------------------------------------------------------------------
3.4               Form of Series D Warrant (to be filed by amendment).
-------------------------------------------------------------------------------
5.1               Opinion of Pepper Hamilton LLP
-------------------------------------------------------------------------------
23.1              Consent of KPMG LLP
-------------------------------------------------------------------------------
23.2              Consent of Pepper Hamilton LLP (included as part of
                  Exhibit 5.1 hereto)
-------------------------------------------------------------------------------
24.1              Power of Attorney (included in signature page)
-------------------------------------------------------------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (File No. 333-35563) filed on September 12, 1997

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in DuPage County, State of Illinois, on the 12th day of September, 2003.

                                         VASCO DATA SECURITY INTERNATIONAL, INC.

                                         By: /s/ T. Kendall Hunt
                                            ------------------------------------
                                            T. Kendall Hunt
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


NAME                                         TITLE                         DATE
----                                         -----                         ----


/s/ T. Kendall Hunt               Chief Executive Officer and Chairman of
---------------------------       the Board of Directors
T. Kendall Hunt                   (Principal Executive
                                  Officer)

/s/ Clifford K. Bown              Executive Vice President and Chief
-----------------------           Financial Officer
Clifford K. Bown                  (Principal Financial and
                                  Accounting Officer)


/s/ Michael P. Cullinane          Director
---------------------------
Michael P. Cullinane

/s/ Michael A. Mulshine           Director
-----------------------
Michael A. Mulshine

/s/ Forrest D. Laidley            Director
---------------------------
Forrest D. Laidley

/s/ John R. Walter                Director
---------------------------
John R. Walter

                                  EXHIBIT INDEX

--------------------------------------------------------------------------------
EXHIBIT NO.      DESCRIPTION
--------------------------------------------------------------------------------
3.1 (1)          Certificate of Incorporation
--------------------------------------------------------------------------------
3.2 (1)          Bylaws, as amended
--------------------------------------------------------------------------------
3.3              Certificate of Designations, Rights and Preferences of the
                 Series D Preferred Stock (to be filed by amendment).
-------------------------------------------------------------------------------
3.4              Form of Series D Warrant (to be filed by amendment).
-------------------------------------------------------------------------------
5.1              Opinion of Pepper Hamilton LLP
--------------------------------------------------------------------------------
23.1             Consent of KPMG LLP
--------------------------------------------------------------------------------
23.2             Consent of Pepper Hamilton LLP (included as part of
                 Exhibit 5.1 hereto)
--------------------------------------------------------------------------------
24.1             Power of Attorney (included in signature page)
--------------------------------------------------------------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (File No. 333-35563) filed on September 12, 1997